Exhibit 99.1

Contact:

Rob Mills

CFO

Knology, Inc.

706-645-8970

rob.mills@knology.com

KNOLOGY REPORTS STRONG REVENUE AND EBITDA

IN THIRD QUARTER 2003

WEST POINT, Ga. — (November 18, 2003) — Knology, Inc. announced its third quarter 2003 results today, posting for the first time in the history of the company, EBITDA, as adjusted in excess of capital expenditures. Knology reported EBITDA, as adjusted of $8.7 million for the quarter ended September 30, 2003, on revenues of $43.7 million. The $8.7 million of EBITDA, as adjusted exceeded capital expenditures by $740,000.

Knology reported EBITDA, as adjusted (a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; charges related to reorganization; non-cash stock option compensation; special litigation expenses; asset impairment; loss on investment and other expenses), of $8.7 million for the third quarter 2003, a slight increase over the second quarter 2003, and a $3.3 million increase over the $5.4 million EBITDA generated in the third quarter 2002.

Knology reported a net loss of $(31.2) million during the third quarter 2003 compared with a net loss of $(19.5) million during the second quarter 2003 and a net loss of $(37.5) million during the third quarter 2002. The net loss for the third quarter 2003 included a charge of $12.4 million for a loss on an investment in a non-operating asset.

The company reported 319,031 total connections and 446,251 marketable passings at quarter end. During the third quarter of 2003 total on-net connections grew by 8,119, which was a 94% increase over the second quarter on-net connection growth.

Rob Mills, Chief Financial Officer, commented, “Our stated focus during 2003 is to manage our business to generate free cash flow. We have concentrated on growing our connections base and revenues while managing our capital expenditures program to achieve a balance between growth and cash flow generation.”

The company will not conduct a conference call related to the third quarter results.

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About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete pending or future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2002, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

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Knology, Inc.

Operating Results

As of the Quarters Ending

	Sept 30, 2002	June 30, 2003	Sept 30, 2003	Sequential Quarter Change	Same Quarter Prior Year Change
Marketable Homes Passed	432,637	443,159	446,251	1%	3%
Connections
Cable Television	128,077	132,163	133,267	1%	4%
Telephone
On-Net	102,906	115,268	118,038	2%	15%
Off-Net	5,038	5,332	5,450

Total Telephone	107,944	120,600	123,488	2%	14%
High Speed Internet	46,429	58,031	62,276	7%	34%

Total On-Net Connections	277,412	305,462	313,581	3%	13%
Total Connections	282,450	310,794	319,031	3%	13%

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Knology, Inc.

Financial Results for the Quarters Ending

$(000’s)

	Sept 30, 2002	June 30, 2003	Sept 30, 2003
Revenue	$36,132	$42,869	$43,733
Costs and Expenses Excluding Depreciation and Amortization	(30,708)	(34,226)	(35,019)

EBITDA, as adjusted *	5,424	8,643	8,714
Depreciation and Amortization	(20,942)	(19,933)	(19,569)
Reorganization Expenses	(3,212)	(43)	(41)
Asset Impairment/Loss on Investment	(9,065)	—	(12,406)
Non-Cash Stock Option Compensation	—	(478)	(478)
Litigation Expenses	(413)	(411)	(296)
Interest and Other Expense, net	(9,262)	(7,228)	(7,173)

Net Loss	$(37,470)	$(19,450)	$(31,249)

*	EBITDA, as adjusted, represents a non-GAAP measure calculated as Revenue less Operating Expenses. The remaining income and expense items reflected above are excluded from the EBITDA, as adjusted calculation and included to calculate Net Loss.